Exhibit 99.(a)(1)(B)

Form of STOCK OPTION EXCHANGE ELECTION FORM
Employee Name:
Employee I.D. Number:

Instructions

In order to participate in the Offer (as defined below), you will need to:

1.	Read this Stock Option Exchange Election Form (the “Election Form”) carefully;

2.	Indicate your election by selecting the “RSUs”, “New Options”, or “Do Not Exchange” box for each of your Eligible Option grants listed below;

3.	Fill in all other required information (marked with two asterisks **);

4.	Sign and date this Election Form, keeping a copy for your records; and

5.
Send the original of this Election Form to: Adam LaVigna, Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, CA, 94954, to be received by the Company no later than December 7, 2006 ( the “Expiration Date”).

If the original of this Election Form cannot be sent by you so that it is assured delivery by the Expiration Date, you must send a copy of this completed and signed Election Form to Adam LaVigna by facsimile to 707-763-0436 (FAX) or send a scanned version of this Election Form by email to alavigna@tegal.com. Such copy must be received by fax or by email no later than 11:59 p.m. Pacific Daylight Time on the Expiration Date and you must also send the original by courier or other express delivery service at the address listed above.

To make changes to your election: You may submit another version of this Election Form at any time prior to 11:59 p.m. Pacific Daylight Time on the Expiration Date (or a later Expiration Date if the Company extends the Offer). If you are changing a previous election, you will need to update your selection of Eligible Option grants below, fill out all other required information and sign and date a new copy of this Election Form. If your new Election Form is received by the Company on or prior to the Expiration Date and is properly completed and signed, it will supersede and replace in full any previously submitted Election Form(s). You will be bound by your last properly submitted Election Form received by 11:59 p.m. Pacific Daylight Time on December 7, 2006 (or a later Expiration Date if the Company extends the Offer).

My Election :

1. I have received and carefully read the Offer to Exchange Certain Outstanding Options to Purchase Common Stock (the “Offer”), including the Summary of Terms in Question and Answer format, dated November 8, 2006, sent to the employees of the Company who hold Eligible Options to purchase common stock of the Company that have exercise prices equal to or greater than $7.70 per share. Terms not explicitly defined in this Election Form will have the same definitions as used in the Offer.

2. Pursuant to the terms of the Offer, I elect to have one or more Eligible Option grants held by me, as specified below, cancelled in exchange for a right to receive RSUs and/or New Options, as indicated, in accordance with the specified exchange formula described in the Offer. I fully understand and acknowledge that I am accepting all of the terms of the Offer. I hereby agree that, unless I revoke my election on or before 11:59 p.m. Pacific Daylight Time on December 7, 2006 (or a later Expiration Date if the Company extends the Offer), my election will be irrevocable and, if accepted by the Company, the surrendered Eligible Options will be cancelled in their entirety on the Expiration Date. I understand I will have the right to receive RSUs and/or New Options, to be granted approximately one business day following the Expiration Date (the “Grant Date”), subject to my continuous employment through the Grant Date. I understand that should I terminate from employment for any reason following my election to participate in the Offer and prior to the Grant Date, I will not receive an RSU and/or New Option grant. If I terminate on or after the Expiration Date, I will not receive an RSU and/or New Option Grant and will forfeit and will not be permitted to exercise my old options.

3. I acknowledge that: (A) I will have no right to exercise all or any part of the Eligible Options I elect to exchange after I submit this Election Form (unless I submit a change to the election on another properly completed Election Form prior to the Expiration Date) and such Eligible Options I elect to exchange here will be cancelled as of the Expiration Date; (B) the Offer is a discretionary program established by the Company and may be suspended, modified or terminated by the Company at any time, as provided in the Offer; (C) the RSUs and New Options to be granted pursuant to the Offer are discretionary in nature and such grant does not create any contractual or other right to receive future equity or cash compensation, payments, awards or benefits; (D) all New Options will be nonqualified stock options under the U.S. Internal Revenue Code, regardless of the tax status of the Eligible Options exchanged, and will be granted pursuant to the Plan; (E) the RSUs and New Options to be granted pursuant to the Offer will be completely unvested at the time of grant, regardless of the vesting schedule of my Eligible Options, and will vest in annual installments over a period of two (2) years; and (F) vesting of RSUs and New Options is contingent upon my continuous employment with the Company through the applicable vesting dates.

4. I further acknowledge and agree that this Offer will not and does not change or modify any terms of my employment with the Company, and neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with the Company or additional severance payments in the event of termination of my service. I represent that I have full power and authority to execute and deliver this Election Form, and that the consent of no other party is required. I agree that the Company has made no representations or warranties to me regarding the Offer or the future pricing of the Company’s common stock and my participation in the Offer is at my own discretion. I agree that the Company shall not be liable for any costs, taxes, losses or damages I may incur through my election to participate in the Offer.

** Election Form Information (please check the appropriate box)

☐	This is my initial Election Form.

☐	This is a change to my previous Election Form. I understand this Election Form supersedes any prior Election Form(s) I may have submitted. Date on which previous Election Form submitted:

** Eligible Options Information

Option Grant Number	Option Grant Type	Option Exercise Date	Option Grant Date	Number of Options Outstanding	Exchange	Do Not Exchange

					☐ RSU's ☐ New Options	☐

					☐ RSU's ☐ New Options	☐

					☐ RSU's ☐ New Options	☐

					☐ RSU's ☐ New Options	☐

					☐ RSU's ☐ New Options	☐

					☐ RSU's ☐ New Options	☐

Data Privacy

To administer this Offer, we must collect, use and transfer certain information regarding you and your Eligible Options, and may have to disclose that information to third parties who are assisting us with this Offer. By submitting this Election Form, you consent to such collection, use and transfer of your personal data by us and third parties assisting us with this Offer, but only for the purpose of administering your participation in this Offer. By submitting this Election Form, you also acknowledge and agree that: (i) the parties receiving this data may be located in a country different from that country in which you are employed, and the recipient’s country may have different data privacy laws and protections; (ii) the data will be held only as long as necessary to administer and implement this Offer and as legally required; (iii) you can request from us a list of the parties that may receive your data; (iv) you can request additional information about how the data is stored and processed; and (v) you can request that the data be amended if it is incorrect. You may, at any time, withdraw this data privacy consent in writing by contacting Adam LaVigna @ 707-765-5656 or send an e-mail to alavigna@tegal.com. You understand that if you withdraw your data privacy consent, however, you will not be able to participate in this Offer.

Although we intend to send you a confirmation of receipt of this Election Form, any confirmation of receipt of this Election Form sent to you will merely be a notification that we have received your Election Form and does not mean the Eligible Option grants you selected for exchange have been cancelled. We will be deemed to have accepted your Eligible Option grants for exchange at the time we give notice to you that your Eligible Options have been cancelled. Eligible Options accepted for exchange will be cancelled on the first business day following the Expiration Date.

If you need assistance completing this Election Form, please call Adam LaVigna @ 707-765-5656 or send an e-mail to alavigna@tegal.com.

** Acknowledgement

☐
I acknowledge that my participation in the Offer, and my election indicated above, are voluntary. I further acknowledge that, based on the information I have received (e.g., the Offer, Summary of Terms, and this Election Form), I understand the Offer. I also acknowledge that I will be unable to change my election after the Expiration Date.

**Employee Signature: ______________________________
    **Date: _________________________ , 2006

**Employee Name: _________________________________